Exhibit 11.1

          Computation of Historical Net Income (loss) Per Common Share
                                  (Unaudited)

                                                     THREE MONTHS ENDED
                                                          JULY 31,
                                                     1996            1997
                                                  -----------    -----------
   Net income                                     $   202,346    $    46,441
                                                  ===========    ===========
   Weighted average number of shares
   outstanding                                      4,000,000      7,319,875
   Add:
       Shares issuable upon conversion of
        Series A Redeemable Convertible
        Preferred Stock                               992,061
       Shares issuable from the assumed exercise
         of options as determined by the
         application of the treasury stock method     611,144        673,731
                                                  -----------    -----------
                                                    5,603,205      7,993,606
                                                  -----------    -----------
   Net income per common share                    $      0.04    $      0.01
                                                  ===========    ============

The above computations include all common equivalent shares issued within the 12 months preceding the filing date as if they were outstanding for all periods presented (using the treasury stock method) and the as if converted method with regards to the Series A redeemable convertible preferred stock.